Exhibit 99.1

Golden Enterprises Announces Quarterly and Annual Results

BIRMINGHAM, Ala.--(BUSINESS WIRE)--July 17, 2014--Golden Enterprises, Inc.’s (NASDAQ: GLDC) Board of Directors today declared a quarterly dividend of $.03125 per share payable August 6, 2014 to stockholders of record on July 28, 2014.

Golden Enterprises, Inc.’s basic and diluted income for the thirteen weeks ended May 30, 2014 were $.06 net income compared to $.04 loss for the thirteen weeks ended May 31, 2013 on net sales of $35,127,812 versus $35,811,403.

For the 52 weeks ended May 30, 2014, net income was $.08 per share compared to $ .10 per share in the 52 weeks ended May 31, 2013. This year’s net income included a onetime restructuring charge of $1 million dollars. The restructuring charges occurred in the third quarter and negatively impacted net income $.05 per share. This restructure charge was done in anticipation of improved operational efficiencies from the implementation of the Infor/Lawson ERP System.

Selling, general and administrative expenses for the 52 weeks ended May 30, 2014 decreased $837,213 compared to the prior year. This decrease was due in part to operational improvements from the restructure and efficiencies gained from our investment in our new ERP system.

The following is a summary of net sales and income information.

	Three Months Ended			Twelve Months Ended
	Thirteen Weeks Ended			52 Weeks Ended	52 Weeks Ended
	May 30, 2014	May 31, 2013		May 30, 2014	May 31, 2013

Net Sales	$35,127,812		$35,811,403	$135,896,895	$137,344,716

Income before income taxes	1,013,261		(743,139)	1,593,888	2,176,555
Income taxes	328,303		(292,395)	672,059	1,042,518
Net income	684,958		(450,744)	921,829	1,134,037

Basic diluted income per share	$0.06	$	(0.04)	$0.08	$0.10

Basic weighted shares outstanding	11,732,632		11,732,632	11,732,632	11,733,489

This News Release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those forward-looking statements. Factors that may cause actual results to differ materially include price competition, industry consolidation, raw material costs and effectiveness of sales and marketing activities, as described in the Company’s filings with the Securities and Exchange Commission.

CONTACT:
Golden Enterprises, Inc.
Patty Townsend, 205-458-7132